Exhibit 99.1

AMENDMENT NUMBER SEVEN TO THE
LOWE’S 401(k) PLAN

This Amendment Number Seven to the Lowe’s 401(k) Plan, as amended and restated effective February 3, 2007 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company currently maintains the Plan; and

WHEREAS, the Company desires to amend the Plan to reflect changes in Plan administration and to meet other current needs; and

WHEREAS, under Section 15 of the Plan, the Company may amend the Plan in whole or in part at any time;

NOW, THEREFORE, the Company hereby amends the Plan effective as of January 1, 2010, as follows:

1.           The first sentence of Section 3(a)(3) shall be amended to read as follows:

“Each Employee who commences Service on or after January 1, 2008 shall be eligible to participate in the Plan and make Salary Deferral Contributions as of the first day of the payroll period coinciding with or next following the date which is six months (180 days for Plan Years prior to January 1, 2011), after such Employee’s initial date of Service (the date he is first credited with an Hour of Service as defined in Section 3(e)), if he is an Employee on such date.”

2.           The second sentence of Section 4(b) shall be deleted and replaced with the following:

“Effective for Plan Years beginning on and after January 1, 2011, a Participant who makes an election, or is deemed to have made an election, to reduce his Deferral Compensation under Section 4(a), and who is eligible to make Catch-Up Contributions in accordance with this Section 4(b,) shall be deemed to have elected to make Catch-Up Contributions to the extent the Participant’s Salary Deferral Contributions made in accordance with the Participant’s compensation reduction election, or deemed election, under Section 4(a) would exceed the limitation of Code Section 402(g) or 415.  Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code and for Plan Years beginning on and after January 1, 2008 but prior to January 1, 2011, shall not be eligible for Company Match Contributions under the Plan except to the extent required to satisfy the “safe harbor matching contribution requirement” of Treasury Regulation Section 1.401(k)-(3)(c).”

3.           The following sentence and new paragraph shall be added to the end of Section 4(c):

“Effective for Plan Years beginning on and after January 1, 2011, Lowe’s will make Company Match Contributions based on Participant Catch-Up Contributions to the same extent Company Match Contributions are made based on Salary Deferral Contributions as described in this Section.

Notwithstanding the foregoing, for any payroll period in which a Participant’s compensation reduction election, or deemed election, under Section 4(a) is reduced so as not to exceed the limitations described in Section 4(a), 4(e) or 4(g), and the Participant makes an Employee Deferral for such payroll period under the Lowe’s Companies Benefit Restoration Plan (the “BRP”), the Company Match Contribution for such payroll period shall be determined for both plans in the aggregate in accordance with this Section 4(c) based on the total Salary Deferral Contributions made to the Plan plus the Employee Deferrals made to the BRP.  The Company Match Contribution so determined for such payroll period shall be allocated to the Participant’s accounts in the Plan and in the BRP pro rata based on the portion of the total Salary Deferral Contributions and Employee Deferrals made to each plan.”

4.           Section 10(a) shall be revised to change the reference in subparagraph (7) from “Section 1.401(k)-1(d)(2) of the regulations” to “Section 1.401(k)-1(d)(3) of the regulations.”

5.           Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS HEREOF, the Company has adopted this Amendment Number Seven to the Plan effective as of the effective date set forth above.

LOWE’S COMPANIES, INC.

/s/ Marshall A. Croom
Marshall A. Croom, Senior Vice
President & Chief Risk Officer

Chairman, Administrative Committee of
Lowe’s Companies, Inc.

December 14, 2010
Date